Exhibit 10.1

Trailblazer Merger Corporation I

October 28, 2025

LifeSci Capital LLC

1700 Broadway, 40th Floor

New York, New York 10019

Ladenburg Thalmann & Co. Inc.

640 Fifth Avenue, 4th Floor

New York, NY 10019

Ladies and Gentlemen:

Reference is made to that certain Underwriting Agreement dated March 28, 2023 (the “Underwriting Agreement”) between Trailblazer Merger Corporation I (the “Company”) and LifeSci Capital LLC (“LifeSci”), as representative of the underwriters (the “Underwriters”), pursuant to which, the Company agreed to pay $2,070,000 in cash to the underwriters as deferred underwriting commissions (the “Deferred Underwriting Commissions”).

The Company and its subsidiaries intend to close its initial business combination (the “Business Combination”) with Cyabra Strategy Ltd. (“Cyabra”). In connection with the closing of the Business Combination, the parties desire to enter into this letter agreement to set forth their understanding regarding the payment of the Deferred Underwriting Commissions to the Underwriters.

The Company and the Underwriters agree that, in lieu of such cash Deferred Underwriting Commissions the undersigned Underwriters agree to accept 207,000 shares of common stock of Trailblazer Holdings, Inc., the wholly owned subsidiary of the Company (“Pubco”), upon the closing of the Business Combination (the “Pubco Shares”) in the individual amounts set forth on Schedule A. The Shares have been valued at the price of the units sold to the public in the Company’s initial public offering, $10 per share, for aggregate alternate compensation valued equal to the Deferred Underwriting Commissions of $2,070,000. Upon the effectiveness of the Registration Statement on Form S-1, the Pubco Shares issued to the Underwriters will be freely tradeable, unrestricted, and free and clear of all liens and encumbrances.

Notwithstanding any other provisions hereof, no Underwriter shall have the right to acquire the full amount of the Pubco Shares hereunder and no Underwriter shall be entitled to take delivery of Pubco Shares hereunder to the extent (but only to the extent) that, after receipt of the contemplated amount of Pubco Shares to be delivered upon the closing of the Business Combination the number of shares of common stock owned by such Underwriter would exceed the Beneficial Ownership Limitation. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, the amount of common stock owned by such Underwriter would exceed the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 9.99% of the number of the shares of common stock of Holdings outstanding immediately after giving effect to delivery of the portion of the Pubco Shares contemplated hereunder. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

Separately, the parties desire to amend the Escrow Agreement to reduce the restrictions on transfer set forth therein from one (1) year from the closing of the Business Combination to three (3) months from the closing of the Business Combination. The Underwriters are third party beneficiaries of the Escrow Agreement and hereby consent to such termination and waive any right to object thereto.

Very truly yours,

Trailblazer Merger Corporation I

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

Agreed and Acknowledged:

Cyabra Strategy Ltd.

By:	/s/ Dan Brahmy
Name:	Dan Brahmy
Title:	Chief Executive Officer

Trailblazer Holdings, Inc.

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

LifeSci Capital LLC

By:	/s/ Andrew McDonald
Name:	Andrew McDonald
Title:	CEO

Ladenburg Thalmann & Co.

By:	/s/ Barry Steiner
Name:	Barry Steiner
Title:	Chief Executive Officer

Schedule A

●	103,500 Common Shares to LifeSci Capital LLC

●	103,500 Common Shares to Ladenburg Thalmann & Co. Inc.

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